Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement of LifeLock, Inc. on Form S-8 of our report dated December 6, 2013 relating to the financial statements of Lemon, Inc. (Formerly Bling Nation, LTD.), as of and for the years ended December 31, 2012 and 2011 (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to substantial doubt about the ability of Lemon, Inc. to continue as a going concern), appearing in the Current Report on Form 8-K/A of LifeLock, Inc. filed with the Securities and Exchange Commission on February 21, 2014.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

March 21, 2014